Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

	Name	Jurisdiction
1.	VBL, Inc.	Delaware
2.	Notable Labs, Inc.	Delaware
3.	Notable Therapeutics, Inc.	Delaware